UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

Transfer Technology International Corp.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-27131 (Commission File Number)	88-0381258 (IRS Employer I.D. No.)
___________________________

2445 Silver Moss Drive
Wesley Chapel, Florida  33544
Tel:  (727) 289-7195
Fax:  (813) 428-5086
 (Address, including zip code, and telephone and facsimile numbers, including area code, of
Registrant’s executive offices)
___________________________

2240 Twelve Oaks Way, Suite 101-1
Wesley Chapel, Florida  33544
(Former name and/or address if changed since last report)

Item 8.01 Other Events

Pursuant to the reverse split of its common stock being on the FINRA Daily List yesterday, the 1 for 300 capital restructuring of Transfer Technology International Corp.‘s (the “Issuer”) common stock is effective today.  The restructuring was necessary for the Issuer to position itself to make needed legal settlements, consolidate debts and have any opportunity to raise needed capital.  Prior to the reverse split, the Issuer had 249,963,747 of its 250,000,000 authorized common shares issued and outstanding. During the restructuring phase, the Issuer engaged on a non-exclusive basis, an Atlanta based investment bank, Street Capital, to assist in the areas of legal judgments and settlements, debt consolidation and corporate finance. The Issuer believes Street capital can assist in its efforts to achieve necessary financial needs.  Assuming the Issuer is successful in meeting its financial needs, the goals of the board of directors and management are as follows:

1.	To settle all corporate debt and payables and clean up balance sheet in its entirety.
2.	To settle all outstanding legal matters in their entirety.
   3. To raise capital of up to one million dollars for the use of its X-Terminate pest control division expansion and marketing, pursue the reacquisition and commercialization of the “flash off” rust inhibitor product and to further the testing needs required by the EPA to obtain the EPA label necessary to market and launch “eco avenger canker kill”, a citrus canker solution product.
4.	To regain SEC compliance in its corporate financial filings.
   5. To expand the sales revenue potential of X-Terminate by the hiring of key personnel and the acquisition of further pest control equipment and accounts which allows expansion of products and services provided to new and existing clients as well as expanding our X-Terminate business model into more office locations in Tampa Bay and around South Florida.
   6. To explore M&A opportunities that can be accretive in nature and add shareholder value.
   7. To pursue any and all avenues in the “green eco-friendly” space involving possible distribution and partnership agreements and to seek further patent acquisitions and commercialization.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            Transfer Technology International Corp.

Dated: February 28, 2012                         By: /s/ Chris Trina
                                                                   Chris Trina
                                                                   Chief Executive Officer